Exhibit 99.1

Press Release	Investor Contact:	Media Contact:
	Will Gabrielski	Brendan Ranson-Walsh
	Vice President, Investor Relations	Vice President, Global Communications & Corporate Responsibility
	213.593.8208	213.996.2367
	William.Gabrielski@aecom.com	Brendan.Ranson-Walsh@aecom.com

AECOM reports first quarter fiscal year 2019 results

LOS ANGELES (February 5, 2019) — AECOM (NYSE:ACM), a premier, fully integrated global infrastructure firm, today reported first quarter revenue of $5.0 billion. Net income and diluted earnings per share were $52 million and $0.32 in the first quarter, respectively, and represented decreases of 54% year-over-year. On an adjusted basis, diluted earnings per share(1) was $0.56.

($ in millions, except EPS)	As Reported	Adjusted (Non-GAAP)		As Reported YoY % Change		Adjusted YoY % Change
Revenue	$5,037	—		3%		—
Operating Income	$84	$184	(1)	(36)%		16%
EBITDA	—	$207	(1)	—		16%
Backlog	$59,471	—		22	%(2)	—
Wins	$11,000	—		80%		—

First Quarter 2019 Accomplishments:

•                  Organic(3) revenue increased by 5% over the prior-year quarter, highlighted by double-digit growth in the Company’s higher-margin Americas design business and Management Services segment.

•                  Total backlog increased by 22%(2) year-over-year to a new all-time high of $59.5 billion.

•                  Wins in the quarter were $11.0 billion, which included the contract for the $7 billion Terminal One project at JFK airport in New York, a 1.3 book-to-burn ratio(4) in the Management Services segment.

•                  Solid execution across the Company’s portfolio of projects resulted in adjusted earnings that were ahead of expectations, including 16% year-over-year adjusted EBITDA growth.

•                  The Company continued to execute on its capital allocation priorities, including additional share repurchases in the quarter and in January, bringing total share repurchases to $210 million under its $1 billion Board authorized repurchase plan.

Update on Strategic Value Creation Actions:

•                  AECOM has completed nearly all of the actions necessary to achieve its expected $225 million of annual G&A savings, which are expected to generate $85 million of realized savings in fiscal 2019, resulting in at least 110 basis points of margin improvement in the DCS segment this year and additional expected benefits in fiscal 2020 and beyond.

•                  The Company continues to make progress on de-risking its business; in addition to the decisions made in fiscal 2018, including the planned exit from the fixed-price combined-cycle gas power plant construction market and non-core Oil & Gas markets, it is no longer pursuing international at-risk construction opportunities, has completed the spin-out of the infrastructure financing arm of AECOM Capital, and is reviewing its remaining at-risk construction exposure.

•                  The Company has completed approximately 25% of its plan to exit at least 30 countries as part of a strategy to simplify its operating structure and to hone management’s focus on the most profitable growth opportunities.

•                  Collectively, these actions position the Company to capitalize on its record backlog by focusing resources on higher-margin and lower-risk professional services businesses where its competitive advantages are greatest.

“Continued overall growth in the DCS and MS segments, new records for wins and backlog, and adjusted earnings that surpassed our expectations resulted in a strong start to the year, and we are firmly on track to achieve our full-year guidance, including expectations for double-digit adjusted EBITDA growth,” said Michael S. Burke, AECOM’s chairman and chief executive officer. “Importantly, we have taken and will continue to take decisive actions to maximize the profitability of our record backlog. With the positive momentum in the business, including several substantial wins already in the second quarter, and the expected benefits from our strategic actions, we are committed to achieving our five-year financial targets from fiscal 2018 through fiscal 2022, including a 5% revenue CAGR, a 9% adjusted EBITDA CAGR, a 12%-15% adjusted EPS CAGR and at least $3.5 billion of cumulative free cash flow.”

“The several records in the quarter create a strong foundation for expected profitable growth,” said W. Troy Rudd, AECOM’s chief financial officer. “Though cash flow was below our expectations primarily due to the partial U.S. government shutdown, we expect to recover this cash flow as the year progresses and expect to achieve our full year free cash flow guidance of $600 to $800 million. Importantly, we continue to execute on our capital allocation policy, as evidenced by $210 million of repurchases to-date under our $1 billion Board authorization.”

Wins and Backlog

Wins were $11.0 billion, which set a new record for the Company, and resulted in a book-to-burn ratio(4) of 2.0. Wins included strength across the business, highlighted by the award for the new $7 billion Terminal One at JFK, and a 1.3 book-to-burn ratio in the MS segment. Total backlog increased by 22%(2) over the prior year to $59.5 billion, which also set a new record.

Business Segments

Design & Consulting Services (DCS)

The DCS segment delivers planning, consulting, architectural and engineering design services to commercial and government clients worldwide in markets such as transportation, facilities, environmental, energy, water and government.

Revenue in the first quarter was $2.0 billion and increased by 5%. Constant-currency organic(3) revenue increased by 7%. This performance included 12% organic growth in the Americas, which was driven by the transportation and water markets, including a positive contribution from the storm recovery efforts in the Southeastern U.S. and Caribbean.

Operating income was $120 million compared to $85 million in the year-ago period. On an adjusted basis, operating income(1) was $126 million compared to $92 million in the year-ago period. Operating income increased over the prior year period due to strong performance in the Americas and Asia-Pacific regions.

Construction Services (CS)

The CS segment provides construction services for energy, sports, commercial, industrial, and public and private infrastructure clients.

Revenue in the first quarter was $2.0 billion and decreased by 5%. Constant-currency organic(3) revenue declined by 2%, due to a decline in Building Construction and a reduced contribution from Power, which were consistent with prior expectations.

Operating income was $11 million compared to $40 million in the year-ago period. On an adjusted basis, operating income(1) was $31 million compared to $51 million in the year-ago period. The decline in operating income reflects a lower contribution from Power. Importantly, execution of the Alliant Riverside combined-cycle gas power plant is on schedule and on budget.

Management Services (MS)

The MS segment provides program and facilities management and maintenance, training, logistics, consulting, technical assistance and systems-integration services and information technology services, primarily for agencies of the U.S. government, national governments around the world and commercial customers.

Revenue in the first quarter was $989 million. Revenue and organic(3) revenue growth accelerated in the quarter to 17%, reflecting near record levels of backlog and strong funding for the U.S. Departments of Defense and Energy clients.

Operating income was $51 million compared to $40 million in the year-ago period. On an adjusted basis, operating income(1) was $61 million compared to $50 million in the year-ago period. The increase in operating income represents strong execution on the segment’s near record backlog, and favorable end market trends.

AECOM Capital (ACAP)

The ACAP segment invests in and develops real estate projects. Revenue in the first quarter was $4 million and operating loss was $0.3 million. After the quarter closed, ACAP completed the sale of a property that resulted in an approximately 40% IRR and an approximately $10 million gain on its investment.

Tax Rate

The effective tax rate in the first quarter was (106.7%), which included a benefit from the release of a $38 million valuation allowance. On an adjusted basis, the effective tax rate was 24.3%. The adjusted tax rate was derived by re-computing the annual effective tax rate on earnings from adjusted net income.(5) The adjusted tax expense differs from the GAAP tax expense based on the taxability or deductibility and tax rate applied to each of the adjustments.

Cash Flow

Operating cash flow for the first quarter was ($200) million and free cash flow(6) was ($222) million. Cash flow was below expectations due primarily to slower collections from the U.S. Federal government as a result of the shutdown, which negatively impacted cash flow by approximately $200 million. The Company remains on track with its annual free cash flow guidance of $600 million to $800 million for fiscal 2019.

Balance Sheet and Capital Allocation

As of December 31, 2018, AECOM had $838 million of total cash and cash equivalents, $3.1 billion of net debt and $1.01 billion in unused capacity under its $1.35 billion revolving credit facility. During the quarter, the Company repurchased $30 million of stock and, including additional repurchases completed in January, has repurchased 6.7 million shares under its $1 billion Board authorization.

Financial Outlook and Impacts of Strategic Actions

AECOM’s fiscal 2019 financial guidance is as follows:

Fiscal Year 2019 Outlook
Adjusted EBITDA(1)	$920 - $960 million
Adjusted EPS(1)	$2.60 – $2.90
Free Cash Flow(2)	$600 – $800 million
Adjusted Interest Expense (excluding amortization of deferred financing fees)	$200 million
Amortization(7)	$88 million
Full-Year Share Count	161 million
Effective Tax Rate for Adjusted Earnings(5)	~25%
Capital Expenditures(8)	~$120 million

AECOM continues to expect to incur restructuring costs of between $80 and $90 million in fiscal 2019, nearly all of which have been actioned. The Company continues to expect total cash costs for the restructuring of between $60 and $70 million.

Also included in the Company’s fiscal 2019 guidance is approximately $13 million of EBITDA from AECOM Capital contributions.

Adoption of New Revenue Recognition Standard:

Beginning with its first quarter 2019 financial results, the Company has adopted the new standard for revenue recognition (ASC 606). Adoption of the new standard did not have a material impact on the Company’s financial statements, and the impact to first quarter financial performance and fiscal year 2019 financial guidance is immaterial.

Conference Call

AECOM is hosting a conference call today at 12 p.m. Eastern Time, during which management will make a brief presentation focusing on the Company’s results, strategies and operating trends. Interested parties can listen to the conference call and view accompanying slides via webcast at http://investors.aecom.com. The webcast will be available for replay following the call.

(1) Excluding acquisition and integration related items, financing charges in interest expense, foreign exchange gains, the amortization of intangible assets, financial impacts associated with expected and actual dispositions of non-core businesses and assets, restructuring costs and the revaluation of deferred taxes and one-time tax repatriation charge associated with U.S. tax reform. If an individual adjustment has no financial impact then the individual adjustment is not reflected in the Regulation G Information tables. See Regulation G Information for a reconciliation of Non-GAAP measures.

(2) On a constant-currency basis.

(3) Organic growth is year-over-year at constant currency and excludes revenue associated with actual and planned non-core asset and business dispositions. Results expressed in constant currency are presented excluding the impact from changes in currency exchange rates.

(4) Book-to-burn ratio is defined as the amount of wins divided by revenue recognized during the period, including revenue related to work performed in unconsolidated joint ventures.

(5) Inclusive of non-controlling interest deduction and adjusted for acquisition and integration expenses, financing charges in interest expense, the amortization of intangible assets and financial impacts associated with actual and planned dispositions of non-core businesses and assets.

(6) Free cash flow is defined as cash flow from operations less capital expenditures net of proceeds from disposals.

(7) Amortization of intangible assets expense includes the impact of amortization included in equity in earnings of joint ventures and non-controlling interests.

(8) Capital expenditures, net of proceeds from disposals.

About AECOM

AECOM (NYSE:ACM) is built to deliver a better world. We design, build, finance and operate infrastructure assets for governments, businesses and organizations. As a fully integrated firm, we connect knowledge and experience across our global network of experts to help clients solve their most complex challenges. From high-performance buildings and infrastructure, to resilient communities and environments, to stable and secure nations, our work is transformative, differentiated and vital. A Fortune 500 firm, AECOM had revenue of approximately $20.2 billion during fiscal year 2018. See how we deliver what others can only imagine at aecom.com and @AECOM.

All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue, cost savings, profitability, cash flows, tax rate, share count, stock repurchases, interest expense, capital expenditures, amortization of intangible assets and financial fees, or other financial items, any statements of the plans, strategies and objectives for future operations, profitability, strategic value creation, risk profile and investment strategies and any statements regarding future economic conditions or performance. Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.

Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, but are not limited to, the following: our business is cyclical and vulnerable to economic downturns and client spending reductions; long-term government contracts and subject to uncertainties related to government contract appropriations; government shutdowns; governmental agencies may modify, curtail or terminate our contracts; government contracts are subject to audits and adjustments of contractual terms; losses under fixed-price contracts; limited control over operations run through our joint venture entities; liability for misconduct by our employees or consultants; failure to comply with laws or regulations applicable to our business; maintaining adequate surety and financial capacity; high leveraged and potential inability to service our debt and guarantees; exposure to Brexit; exposure to political and economic risks in different countries; currency exchange rate fluctuations; retaining and recruiting key technical and management personnel; legal claims; inadequate insurance coverage; environmental law compliance and adequate nuclear indemnification; unexpected adjustments and cancellations related to our backlog; partners and third parties who may fail to satisfy their legal obligations; AECOM Capital real estate development projects; managing pension cost; cybersecurity issues and IT outages; as well as other additional risks and factors that could cause actual results to differ materially from our forward-looking statements set forth in our reports filed with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statement.

This press release contains financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). In particular, the Company believes that non-GAAP financial measures such as adjusted EPS, adjusted EBITDA, adjusted operating income, adjusted tax rate, adjusted interest expense, organic revenue, and free cash flow also provide a meaningful perspective on its business results as the Company utilizes this information to evaluate and manage the business. We use adjusted EBITDA, EPS and operating income to exclude the impact of non-operating items, such as amortization expense, taxes, acquisition and integration expenses, and non-core operating losses. We use free cash flow to represent the cash generated after capital expenditures to maintain our business. Our non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of these non-GAAP measures is found in the Regulation G Information tables at the back of this release.

We present constant currency information to help assess how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. We provide this non-GAAP financial information to aid investors in better understanding our international operational performance.

When we provide our long term projections for organic revenue growth, adjusted EBITDA, adjusted EPS growth, and free cash flow on a forward-looking basis, the closest corresponding GAAP measure and a reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure generally is not available without unreasonable effort due to length of the forecasted period and potential high variability, complexity and low visibility as to items that would be excluded from the GAAP measure in the relevant future period.

AECOM

Consolidated Statement of Income

(unaudited - in thousands, except per share data)

	Three Months Ended
	December 31, 2017	December 31, 2018	% Change

Revenue	$4,910,832	$5,037,495	2.6%
Cost of revenue	4,774,680	4,866,882	1.9%
Gross profit	136,152	170,613	25.3%

Equity in earnings of joint ventures	29,720	12,504	(57.9)%
General and administrative expenses	(34,670)	(35,907)	3.6%
Restructuring costs	—	(63,295)	0.0%
Income from operations	131,202	83,915	(36.0)%

Other income	2,283	3,597	57.6%
Interest expense	(56,165)	(56,026)	(0.2)%
Income before income tax benefit	77,320	31,486	(59.3)%

Income tax benefit	(47,093)	(33,600)	(28.7)%

Net income	124,413	65,086	(47.7)%

Noncontrolling interest in income of consolidated subsidiaries, net of tax	(13,099)	(13,567)	3.6%
Net income attributable to AECOM	$111,314	$51,519	(53.7)%

Net income attributable to AECOM per share:
Basic	$0.70	$0.33	(52.9)%
Diluted	$0.69	$0.32	(53.6)%

Weighted average shares outstanding:
Basic	157,909	156,416	(0.9)%
Diluted	161,847	159,603	(1.4)%

AECOM

Balance Sheet and Cash Flow Information

(unaudited - in thousands)

	September 30, 2018	December 31, 2018
Balance Sheet Information:
Total cash and cash equivalents	$886,733	$838,302
Accounts receivable and contract assets — net	5,468,821	5,545,622
Working capital	997,645	1,208,837
Total debt, excluding unamortized debt issuance costs	3,673,463	3,964,541
Total assets	14,681,131	14,767,650
Total AECOM stockholders’ equity	4,092,780	4,077,800

AECOM

Reportable Segments

(unaudited - in thousands)

	Design & Consulting Services	Construction Services	Management Services	AECOM Capital	Corporate	Total
Three Months Ended December 31, 2018
Revenue	$2,029,679	$2,014,502	$989,381	$3,933	$—	$5,037,495
Cost of revenue	1,914,040	2,011,286	941,556	—	—	4,866,882
Gross profit	115,639	3,216	47,825	3,933	—	170,613
Equity in earnings of joint ventures	3,900	7,823	3,266	(2,485)	—	12,504
General and administrative expenses	—	—	—	(1,727)	(34,180)	(35,907)
Restructuring costs	—	—	—	—	(63,295)	(63,295)
Income (loss) from operations	$119,539	$11,039	$51,091	$(279)	$(97,475)	$83,915

Gross profit as a % of revenue	5.7%	0.2%	4.8%			3.4%

Contracted backlog	$9,108,093	$8,309,265	$3,274,519	$—	$—	$20,691,877
Awarded backlog	7,079,149	13,903,114	15,076,223	—	—	36,058,486
Unconsolidated JV backlog	—	1,862,962	858,457	—	—	2,721,419
Total backlog	$16,187,242	$24,075,341	$19,209,199	$—	$—	$59,471,782

Three Months Ended December 31, 2017
Revenue	$1,941,900	$2,125,487	$843,445	$—	$—	$4,910,832
Cost of revenue	1,864,054	2,098,408	812,218	—	—	4,774,680
Gross profit	77,846	27,079	31,227	—	—	136,152
Equity in earnings of joint ventures	7,462	13,406	8,852	—	—	29,720
General and administrative expenses	—	—	—	(2,607)	(32,063)	(34,670)
Income (loss) from operations	$85,308	$40,485	$40,079	$(2,607)	$(32,063)	$131,202

Gross profit as a % of revenue	4.0%	1.3%	3.7%			2.8%

Contracted backlog	$8,605,057	$11,666,660	$3,118,359	$—	$—	$23,390,076
Awarded backlog	7,863,929	5,030,502	9,140,923	—	—	22,035,354
Unconsolidated JV backlog	—	2,451,868	912,987	—	—	3,364,855
Total backlog	$16,468,986	$19,149,030	$13,172,269	$—	$—	$48,790,285

AECOM

Regulation G Information

($ in millions)

Reconciliation of Revenue to Amounts Provided by Acquired Companies

	Three Months Ended Dec 31, 2018
	Total	Provided by Acquired Companies	Excluding Effect of Acquired Companies
Revenue:
AECOM Consolidated	$5,037.5	$35.8	$5,001.7
Design & Consulting Services	2,029.7	—	2,029.7
Construction Services	2,014.5	35.8	1,978.7
Management Services	989.4	—	989.4
AECOM Capital	3.9	—	3.9

Reconciliation of Net Income Attributable to AECOM to EBITDA and to Adjusted EBITDA

	Three months ended
	Dec 31, 2017	Sep 30, 2018	Dec 31, 2018
Net income attributable to AECOM	$111.3	$84.0	$51.5
Income tax (benefit) expense	(47.1)	18.8	(33.6)
Income attributable to AECOM before income taxes	64.2	102.8	17.9
Depreciation and amortization expense(1)	63.5	68.5	64.3
Interest income(2)	(1.8)	(2.1)	(2.7)
Interest expense(3)	53.3	52.5	53.5
EBITDA	179.2	221.7	133.0
Non-core operating losses	—	17.5	15.0
Acquisition and integration related items	—	(4.4)	(3.9)
Restructuring costs	—	—	63.3
Loss on disposal activity	—	0.8	—
Depreciation expense included in non-core operating losses and acquisition and integration items above	—	(2.2)	(0.2)
Adjusted EBITDA	$179.2	$233.4	$207.2

	Fiscal Years Ended Sep 30,
	2016	2017	2018
Net income attributable to AECOM	$96.1	$339.4	$136.5
Income tax (benefit) expense	(37.9)	7.7	(19.6)
Income attributable to AECOM before income taxes	58.2	347.1	116.9
Depreciation and amortization expense(1)	414.5	280.0	281.0
Interest income(2)	(4.3)	(5.5)	(9.6)
Interest expense(3)	225.8	212.4	249.4
EBITDA	694.2	834.0	637.7
Non-core operating losses	36.9	9.4	57.4
Loss on assets held for sale, including goodwill	—	—	168.2
Acquisition and integration related items	213.6	38.7	(10.9)
Loss (gain) on disposal activity	42.6	(0.6)	2.9
FX gain from forward currency contract	—	—	(9.1)
Depreciation expense included in non-core operating losses and acquisition and integration items above	(28.8)	(0.8)	(9.7)
Adjusted EBITDA	$958.5	$880.7	$836.5

(1) Includes the amount for noncontrolling interests in consolidated subsidiaries

(2) Included in other income

(3) Excludes related amortization

Reconciliation of Total Debt to Net Debt

	Balances at
	Dec 31, 2017	Sep 30, 2018	Dec 31, 2018
Short-term debt	$2.4	$8.4	$46.1
Current portion of long-term debt	160.9	134.7	114.7
Long-term debt, gross	3,788.4	3,530.4	3,803.7
Total debt, excluding unamortized debt issuance costs	3,951.7	3,673.5	3,964.5
Less: Total cash and cash equivalents	813.2	886.7	838.3
Net Debt	$3,138.5	$2,786.8	$3,126.2

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended
	Dec 31, 2017	Sep 30, 2018	Dec 31, 2018
Net cash provided by (used in) operating activities	$52.4	$531.9	$(200.4)
Capital expenditures, net	(18.5)	(21.2)	(21.9)
Free Cash Flow	$33.9	$510.7	$(222.3)

	Fiscal Years Ended Sep 30,
	2015	2016	2017	2018
Net cash provided by operating activities	$764.4	$814.2	$696.7	$774.6
Capital expenditures, net	(69.4)	(136.8)	(78.5)	(86.9)
Free Cash Flow	$695.0	$677.4	$618.2	$687.7

AECOM

Regulation G Information

($ in millions, except per share data)

	Three Months Ended
	Dec 31, 2017	Sep 30, 2018	Dec 31, 2018
Reconciliation of Income from Operations to Adjusted Income from Operations

Income from operations	$131.2	$177.0	$83.9
Non-core operating losses	—	17.5	15.0
Acquisition and integration related items	—	(4.8)	(4.3)
Restructuring costs	—	—	63.3
Loss on disposal activity	—	0.8	—
Amortization of intangible assets	26.9	27.4	25.7
Adjusted income from operations	$158.1	$217.9	$183.6

Reconciliation of Income Before Income Taxes to Adjusted Income Before Income Taxes

Income before income tax (benefit) expense	$77.3	$124.1	$31.5
Non-core operating losses	—	17.4	15.0
Acquisition and integration related items	—	(4.8)	(4.3)
Restructuring costs	—	—	63.3
Loss on disposal activity	—	0.8	—
Amortization of intangible assets	26.9	27.4	25.7
Financing charges in interest expense	2.9	2.9	2.4
Adjusted income before income tax (benefit) expense	$107.1	$167.8	$133.6

Reconciliation of Income Taxes to Adjusted Income Taxes

Income tax (benefit) expense	$(47.1)	$18.7	$(33.6)
Tax effect of the above adjustments*	5.4	9.4	28.5
Revaluation of deferred taxes and one-time tax repatriation charges associated with U.S. tax reform	41.7	6.1	1.5
Valuation allowances and other tax only items	—	(25.0)	32.1
Adjusted income tax expense	$—	$9.2	$28.5

Reconciliation of Noncontrolling Interest to Adjusted Noncontrolling Interests

Noncontrolling interests in income of consolidated subsidiaries, net of tax	$(13.1)	$(21.4)	$(13.6)
Acquisition and integration related items, net of tax	—	0.4	0.4
Amortization of intangible assets included in NCI, net of tax	(2.5)	(3.3)	(3.0)
Adjusted noncontrolling interests in income of consolidated subsidiaries, net of tax	$(15.6)	$(24.3)	$(16.2)

Reconciliation of Net Income Attributable to AECOM to Adjusted Net Income Attributable to AECOM

Net income attributable to AECOM	$111.3	$84.0	$51.5
Non-core operating losses	—	17.5	15.0
Acquisition and integration related items	—	(4.4)	(3.9)
Restructuring costs	—	—	63.3
Loss on disposal activity	—	0.8	—
Amortization of intangible assets	26.9	27.4	25.7
Financing charges in interest expense	2.9	2.9	2.4
Tax effect of the above adjustments*	(5.4)	(9.4)	(28.5)
Revaluation of deferred taxes and one-time tax repatriation charges associated with U.S. tax reform	(41.7)	(6.1)	(1.5)
Valuation allowances and other tax only items	—	25.0	(32.1)
Amortization of intangible assets included in NCI, net of tax	(2.5)	(3.3)	(3.0)
Adjusted net income attributable to AECOM	$91.5	$134.4	$88.9

Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share

Net income attributable to AECOM - per diluted share	$0.69	$0.52	$0.32
Per diluted share adjustments:
Non-core operating losses	—	0.11	0.09
Acquisition and integration related expenses	—	(0.03)	(0.02)
Restructuring costs	—	—	0.40
Amortization of intangible assets	0.17	0.17	0.16
Financing charges in interest expense	0.02	0.02	0.02
Tax effect of the above adjustments*	(0.03)	(0.06)	(0.18)
Revaluation of deferred taxes and one-time tax repatriation charges associated with U.S. tax reform	(0.26)	(0.03)	(0.01)
Valuation allowances and other tax only items	—	0.15	(0.20)
Amortization of intangible assets included in NCI, net of tax	(0.02)	(0.02)	(0.02)
Adjusted net income attributable to AECOM - per diluted shares	$0.57	$0.83	$0.56

Weighted average shares outstanding - diluted	161.8	161.8	159.6

* Adjusts the income tax (benefit) expense during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

AECOM

Regulation G Information

($ in millions, except per share data)

	Three Months Ended
	Dec 31, 2017	Sep 30, 2018	Dec 31, 2018
Reconciliation of EBITDA to Adjusted Income from Operations
EBITDA(1)	$179.2	$221.7	$133.0
Non-core operating losses	—	17.5	15.0
Acquisition and integration related items	—	(4.4)	(3.9)
Restructuring costs	—	—	63.3
Loss on disposal activity	—	0.8	—
Depreciation expense included in non-core operating losses, and acquisition and integration expenses above	—	(2.2)	(0.2)
Adjusted EBITDA	$179.2	$233.4	$207.2
Other income	(2.3)	(2.6)	(3.6)
Interest income(2)	1.8	2.1	2.7
Depreciation(3)	(36.2)	(39.3)	(38.9)
Noncontrolling interests in income of consolidated subsidiaries, net of tax	13.1	21.4	13.6
Acquisition and integration expenses related items included in NCI, net of tax	—	(0.4)	(0.4)
Amortization of intangible assets included in NCI, net of tax	2.5	3.3	3.0
Adjusted income from operations	$158.1	$217.9	$183.6

(1) See Reconciliation of Net Income Attributable to AECOM to EBITDA and to Adjusted EBITDA.

(2) Included in other income.

(3) Excludes depreciation from non-core operating losses, and acquisition and integration expenses.

Reconciliation of Segment Income from Operations to Adjusted Income from Operations

Design & Consulting Services Segment:
Income from operations	$85.3	$126.4	$119.5
Non-core operating losses	—	0.9	0.9
Amortization of intangible assets	6.2	5.8	6.0
Adjusted income from operations	$91.5	$133.1	$126.4

Construction Services Segment:
Income from operations	$40.5	$21.3	$11.0
Acquisition and integration related items	—	(4.8)	(4.3)
Non-core operating losses	—	16.6	14.1
Loss on disposal activity	—	0.8	—
Amortization of intangible assets	10.8	11.7	10.2
Adjusted income from operations	$51.3	$45.6	$31.0

Management Services Segment:
Income from operations	$40.1	$49.9	$51.1
Amortization of intangible assets	9.9	9.9	9.5
Adjusted income from operations	$50.0	$59.8	$60.6

AECOM

Regulation G Information

FY19 GAAP EPS Guidance based on Adjusted EPS Guidance

(all figures approximate)	Fiscal Year End 2019
GAAP EPS Guidance	$1.91 to $2.26
Adjusted EPS Excludes:
Amortization of intangible assets	$0.55
Acquisition and integration related items	($0.09)
FY19 restructuring	$0.50 to $0.55
Financing charges in interest expense	$0.06
Non-core operating losses	$0.09
Tax effect of the above items*	($0.28)
Tax expense associated with U.S. tax reform	($0.19)
Adjusted EPS Guidance	$2.60 to $2.90

*The adjusted tax expense differs from the GAAP tax expense based on the deductibility and tax rate applied to each of the adjustments.

FY19 GAAP Net Income Guidance based on Adjusted EBITDA Guidance

(in millions, all figures approximate)	Fiscal Year End 2019
GAAP Net Income Attributable to AECOM Guidance*	$307 to $362
Adjusted Net Income Attributable to AECOM Excludes:
Amortization of intangible assets, net of NCI	$88
Acquisition and integration related items	($15)
FY19 restructuring	$80 to $90
Financing charges in interest expense	$10
Non-core operating losses	$15
Tax effect of the above items**	($46)
Tax expense associated with U.S. tax reform	($30)
Adjusted Net Income Attributable to AECOM	$420 to $465
Adjusted EBITDA Excludes:
Interest Expense	$204
Interest Income	($4)
Depreciation	$150
Taxes	$148
Adjusted EBITDA Guidance	$920 to $960

*Calculated based on the mid-point of AECOM’s fiscal year 2019 EPS guidance.

**The adjusted tax expense differs from the GAAP tax expense based on the deductibility and tax rate applied to each of the adjustments.

Note: the components in this table may not sum to the total due to rounding.

FY19 GAAP Tax Rate Guidance based on Adjusted Tax Rate Guidance

(all figures approximate)	Fiscal Year End 2019
GAAP Tax Rate Guidance	14%
Tax rate impact from adjustments to GAAP earnings	9%
Tax rate impact from inclusion of NCI deduction	2%
Effective Tax Rate for Adjusted Earnings Guidance	25%

FY19 GAAP Interest Expense Guidance based on Adjusted Interest Expense Guidance

(in millions, all figures approximate)	Fiscal Year End 2019
GAAP Interest Expense Guidance	$214
Financing charge in interest expense	$10
Interest income	$4
Adjusted Interest Expense Guidance	$200